Exhibit 10.1

LICENSE AGREEMENT

BETWEEN

NEUROLOGIX, INC.

AND

CORNELL UNIVERSITY

FOR

DOCKET NO. D-4374

TABLE OF CONTENTS

Page

LICENSE AGREEMENT

This agreement ("Agreement") is made by and between Neurologix, Inc., a Delaware corporation having an address at One Bridge Plaza, Fort Lee, NJ 07024 ("LICENSEE"),  and Cornell University (“Cornell”) as represented by its Cornell Center for Technology Enterprise and Commercialization having an address at 395 Pine Tree Road, Suite 310, Ithaca, NY 14850 ("CCTEC").

This Agreement is effective on the date of the last signature (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in Disclosure Docket No. D-4374 and titled “Gene Therapy for Major Depression” (“Invention”) were made in the course of research at Cornell by Dr. Michael Kaplitt and his associates (hereinafter and collectively, the “Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the development of the Invention was sponsored in part by LICENSEE pursuant to the Clinical Study Agreement, dated as of July 2, 2003, as amended (the “Clinical Study Agreement”), between Cornell and LICENSEE;

WHEREAS, the Inventors are employees of Cornell, and they are obligated to assign all of their rights, title and interest in the Invention to the Cornell Research Foundation (“CRF”) or to Cornell and have done so;

WHEREAS, CRF has engaged CCTEC to manage the Invention, in whole or in part, assigned to CRF or to Cornell and has fully authorized CCTEC to manage all rights subsisting therein and to enter into any agreement granting such rights to advance the missions of Cornell;

WHEREAS, CCTEC is the officially authorized unit at Cornell to manage the Invention and to grant rights subsisting therein for Cornell and CRF;

WHEREAS, Cornell desires that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE desires to obtain certain rights from Cornell for commercial development, use, and sale of the Invention, and Cornell is willing to grant such rights; and

WHEREAS, LICENSEE understands that Cornell may publish or otherwise disseminate information concerning the Invention at any time and that LICENSEE is paying consideration hereunder for its early access to the Invention, the associated intellectual property rights, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1.

DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1           “Affiliate” means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors or in which LICENSEE is owned or controlled, directly or indirectly, by at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an “Affiliate” includes any company in which LICENSEE owns or controls, or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2           “Sublicense” means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement after Effective Date. “Sublicensee” means a third party with whom LICENSEE enters into a Sublicense.

1.3           “Field” means the treatment of psychiatric conditions.

1.4           “Territory” means world-wide.

1.5           “Term” means the period of time beginning on Effective Date and ending on the expiration date of the longest-lived patent in Patent Rights.

1.6           “Patent Rights” mean CRF’s or Cornell’s rights in any of the following:  ########*.

1.7           “IND” means an investigational new drug application filed or to be filed with the United States Food and Drug Administration (“FDA”) or any equivalent foreign agency in respect of a Licensed Product.

1.8           “Sponsor Rights” mean all the applicable provisions of any license to the United States Government executed by CRF or Cornell and the overriding obligations to the US Government under 35 U.S.C. §§ 200-212 and the overriding obligations to LICENSEE under the Clinical Study Agreement.

1.9           “Licensed Method” means any method that is claimed in Patent Rights where the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights.

_____________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

1.10           “Licensed Product” means any service, composition or product that is claimed in Patent Rights, or that is produced or enabled by a Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

1.11           “Net Sales” mean the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, any Sublicensee, any Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed:  cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on sales (except for value-added and income taxes imposed on the sales of Licensed Products in foreign countries); transportation charges; or allowances or credits to customers because of rejections or returns. For purposes of calculating Net Sales, sales or transfers to a Sublicensee or an Affiliate of Licensed Products for (i) end use (but not resale) by the Sublicensee or the Affiliate shall be treated as sales by LICENSEE at the list price of LICENSEE in an arms-length transaction, or (ii) resale for end use by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.12           “Patent Costs” mean all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patent applications and patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship review and determination, preparation and prosecution of patent applications, re-examination, re-issue, interference, opposition activities related to patents or applications in Patent Rights plus a patent service fee equal to fifteen percent (15%) of the legal fees paid by Cornell or CRF for patent prosecution.

ARTICLE 2.

GRANTS

2.1           License.

(a)           Subject to LICENSEE’s compliance with Paragraph 3.2 and the Sponsor's Rights, Cornell hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Licensed Products and to practice Licensed Methods in the Field within the Territory during the Term.

(b)           The license granted herein is exclusive for Patent Rights.

(c)            LICENSEE may extend the rights granted above to its Affiliates, provided that LICENSEE shall first provide to Cornell a written assurance from each of its Affiliates to the effect that they will comply with all applicable terms and conditions of this Agreement and all obligations of LICENSEE hereunder.

2.2           Sublicense.

(a)           The license granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicenses to third parties during the Term, except with respect to specific uses of the Patent Rights in the Field which are excluded pursuant to Paragraph 3.3(c).

(b)           With respect to any Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i)           not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under such Sublicense without the express written consent of  Cornell;

(ii)           to the extent applicable, include all of the rights of and obligations due to Cornell contained in this Agreement;

(iii)           promptly provide Cornell with a copy of each Sublicense issued and of each amendment made to any Sublicense; and

(iv)           collect and guarantee payment of all payments due, directly or indirectly, to Cornell from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Cornell from Sublicensees.

(c)           Unless a Sublicensee receives written consent from Cornell prior to its issuance by LICENSEE to a Sublicensee, Cornell, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to Cornell said Sublicense upon termination of this Agreement for any reason.

(d)           This paragraph is intentionally left blank.

2.3           Reservation of Rights.  Cornell reserves the right to:

(a)           use the Invention and Patent Rights for educational and non-commercial research purposes;

(b)           publish or otherwise disseminate any information about the Invention at any time; and

(c)           allow other nonprofit institutions to use the Invention and Patent Rights, other than Enabled Patent Rights as hereinafter defined, for educational and research purposes.

ARTICLE 3.

CONSIDERATION

3.1           Fees and Royalties.

(a)           LICENSEE shall pay Cornell:

(i)           a license issue fee of ########* on the Effective Date;

(ii)           license maintenance fees, payable to Cornell on each anniversary of the Effective Date according to the following schedule;  provided, however, that LICENSEE's obligation to pay this fee shall end on the date when LICENSEE  is commercially selling a Licensed Product:  ########*;

(iii)           milestone payments in the following amounts payable per Licensed Product according to the following events:  ########*

All such milestone payments shall be made within sixty (60) days after the occurrence of an above-mentioned event;

(iv)           an earned royalty of ########*;

(v)           a percentage of all Sublicense fees received by LICENSEE from its Sublicenses that are not earned royalties according to the following schedule:  ########*

To the extent that any Licensed Product is comprised of technology reflecting the Patent Rights and patent or proprietary rights of others (the “Other Patent Holders”) for which LICENSEE pays royalties, then any Sublicense fees payable by LICENSEE hereunder shall be allocated by LICENSEE among Cornell and the Other Patent Holders in a manner that consistently and equitably reflects the contribution that the technology covered by the Sublicense makes to the Licensed Product.  Cornell will have the opportunity to review and comment on any such allocation made by LICENSEE.  If Cornell disagrees on the allocation then, Cornell and LICENSEE would agree to undertake good faith efforts to resolve the disagreement among themselves, failing which, the disagreement will be resolved by arbitration.  All payments of such non-royalty Sublicense fees shall be made within sixty (60) days of receipt of the Sublicense fees by LICENSEE; and

(vi)           beginning the calendar year of commercial sales of the first Licensed Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraph 3.1(a) (iv) to Cornell in any such year cumulatively amounts to less than ########* (“minimum annual royalty”), LICENSEE shall pay to Cornell a minimum annual royalty on or before February 28 following the last quarter of such year ########*.

(b)           Notwithstanding the foregoing, any royalties that have accrued for Licensed Products that have been sold and delivered to, but not paid for by, the recipient, shall be deducted from, or offset against, future royalty payments to be made by LICENSEE to Cornell.

_____________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

(c)           Except as otherwise specified in Paragraph 3.1(a), all other fees and royalty payments specified in Paragraph 3.1(a) shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to Cornell as noted in Paragraph 10.1.

3.2           Patent Costs.

(a)           LICENSEE shall reimburse Cornell for all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs within thirty (30) days following the date that an itemized invoice is sent from Cornell to LICENSEE.

(b)           Past Patent Costs are approximately ########* as of June 11, 2008.

3.3           Due Diligence.

(a)           LICENSEE shall, either directly or through its Affiliate(s) or Sublicensee(s), diligently proceed with the development, manufacture and sale of one or more Licensed Products and make  reasonable efforts to comply with the following:

(i)           initiate and complete the testing of a Licensed Product in rodents within two (2) years of the Effective Date;

(ii)           submit an IND covering a Licensed Product to the FDA within four (4) years of the Effective Date;

(iii)           initiate a Phase I clinical trial of a Licensed Product within five (5) years of the Effective Date;

(iv)           initiate a Phase II clinical trial of a Licensed Product within seven (7) years of the Effective Date;

(v)           initiate a Phase III clinical trial of a Licensed Product within ten (10) years of the Effective Date; and

(vi)           obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

(b)           So long as LICENSEE is and has been diligently proceeding with the development, manufacture and sale of one or more Licensed Products, the failure by LICENSEE to complete, when due, any of the milestones specified in Paragraphs 3.3(a)(i)-(vi) shall not constitute a breach of, or failure to perform under, this Agreement, and Cornell shall not have a right to terminate this Agreement or the license granted to LICENSEE hereunder pursuant to Paragraph 7.1(a) or otherwise.  However, if LICENSEE is not diligently proceeding with the development, manufacture and sale of one or more Licensed Products, then Cornell reserves the right and option to either terminate this Agreement or change LICENSEE’s exclusive license to a nonexclusive license.

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* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

(c)           If at any time during the Term, Cornell receives one or more earnest offers to license Patent Rights from one or more third parties for a specific use not then being provided by LICENSEE, Cornell shall refer such offers to LICENSEE.  If LICENSEE fails to (i) promptly begin a genuine product or business development program for a Licensed Product for such specific use or (ii) promptly grant Sublicenses to satisfy the market demand for said specific use, Cornell may then exclude said specific use from the license and license such rights to such third parties.

3.4           Research Support.  During the Term, LICENSEE agrees to continue to provide research support in annual amounts of no less than ########* under the Clinical Study Agreement, on the terms set forth therein.

ARTICLE 4.

REPORTS, RECORDS AND PAYMENTS

4.1           Reports.

(a)           Progress Reports.

(i)           Beginning six months after the Effective Date and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall report to Cornell its progress covering LICENSEE's (and each Affiliate's and Sublicensee's) activities for the preceding six (6) months to develop and test Licensed Products and obtain governmental approvals necessary for marketing the same.  Such semi-annual reports shall be due within sixty (60) days of the reporting period and include a summary of work completed, a summary of work in progress, a current schedule of anticipated events or milestones, market plans for introduction of the Licensed Products, and a summary of resources (dollar value) spent in the reporting period.

(ii)           LICENSEE shall also report to Cornell, in its immediately subsequent progress report, the date of the first commercial sale of a Licensed Product in each country.

(b)           Royalty Reports.  After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to Cornell quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE's (and each Affiliate's and Sublicensee's) most recently completed calendar quarter and shall show:

_____________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

(i)           the gross sales, deductions as provided in Paragraph 1.11, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(ii)           the number of each type of Licensed Product sold;

(iii)           Sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(iv)           the method used to calculate the royalties; and

(v)           the exchange rates used.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2           Records & Audits.

(a)           LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement.  Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)           All records shall be available during normal business hours for inspection at the expense of Cornell by Cornell’s Internal Audit Department or by a Certified Public Accountant selected by Cornell and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to Cornell any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to Cornell had the LICENSEE reported correctly, plus an interest charge at a rate of ########*.  Such interest shall be calculated from the date the correct payment was due to Cornell up to the date when such payment is actually made by LICENSEE.  For underpayment not in excess of five percent (5%) for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without inspection cost.  Cornell shall be permitted to exercise its right to review LICENSEE’s records one (1) time in each calendar year, and Cornell shall provide reasonable advance notice to LICENSEE of its intent to exercise such right.

_____________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

4.3           Payments.

(a)           All fees, reimbursements and royalties due Cornell shall be paid in United States dollars and all checks shall be made payable to “Cornell University”, referencing Cornell's taxpayer identification number, ########*, and sent to Cornell according to Paragraph 10.1 (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)           Royalty payments under Paragraph 3(a)(iv) shall be made as follows:

(i)           royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or an Affiliate;

(ii)           LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for Net Sales occurring within LICENSEE's most recently completed calendar quarter;

(iii)           royalties earned on Net Sales in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of Cornell's tax liability in any particular country may be deducted from or credited against earned royalties or fees due Cornell. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments;

(iv)           if at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to Cornell into US currency and shall pay Cornell directly from its US sources of funds for as long as the legal restrictions apply;

(v)           this paragraph is intentionally left blank; and

(vi)           in the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision that are based on another patent or claim not involved in such final decision.

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* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

(c)           In the event that royalty, reimbursement and/or fee payments are not received by Cornell when due, LICENSEE shall pay to Cornell interest charges at a rate of ########*. Such interest shall be calculated from the date payment was due until actually received by Cornell.

ARTICLE 5.

PATENT MATTERS

5.1           Patent Prosecution and Maintenance.

(a)           Provided that LICENSEE has reimbursed Cornell for Patent Costs pursuant to Paragraph 3.2, Cornell shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice, which counsel shall be reasonably satisfactory to LICENSEE.  Cornell shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from Cornell, and all patents and patent applications in Patent Rights shall be assigned solely to CRF or Cornell.

(b)           LICENSEE shall have reasonable opportunities to participate in all material decisions with respect to the filing, prosecution and maintenance of patents and patent applications in the Patent Rights.  Cornell shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold as Licensed Products by LICENSEE under this Agreement.

(c)           LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months' written notice to Cornell.  Cornell shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. Cornell, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by Cornell as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. Cornell is not obligated to file, prosecute, or maintain Patent Rights to which LICENSEE has terminated its license hereunder.

(d)           LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law.  LICENSEE shall prepare all documents for such application, and Cornell shall  execute such documents and shall take any other additional action as LICENSEE reasonably requests in connection therewith.

_____________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

5.2           Patent Infringement.

(a)           If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform Cornell and provide them with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate the infringement without litigation.

(b)           LICENSEE may request Cornell to take legal action against such third party for the infringement of Patent Rights in the Field and within the Territory. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated ninety (90) days following LICENSEE’s request, Cornell shall elect to or not to commence suit on its own account. Cornell shall give notice of its election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if Cornell elects not to commence suit.  If LICENSEE elects to bring suit, Cornell and/or CRF may join that suit at its own expense.

(c)           Recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to the party bringing suit. Legal actions brought jointly by CRF and/or Cornell and LICENSEE, and fully participated in by both, shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.

(d)           Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that CRF and/or Cornell, at their own expense, may be represented by counsel of its choice in any suit brought by LICENSEE.

(e)           Neither Cornell or CRF nor LICENSEE shall enter into a settlement, consent judgment or other voluntary final disposition of any suit in which infringement of any of the Patent Rights is claimed without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3           Patent Marking.  LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6.

GOVERNMENTAL MATTERS

6.1           Governmental Approval or Registration.  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify Cornell if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement.  LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2           Export Control Laws.  LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7.

TERMINATION OF THE AGREEMENT

7.1           Termination by Cornell.

(a)           If LICENSEE fails to perform or violates, in any  material respect, any term of this Agreement, then Cornell may give written notice of default (“Notice of Default”) to LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, Cornell may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of Cornell.

(b)           This Agreement will terminate immediately, without the obligation to provide written notices as set forth in Paragraph 7.1(a), if LICENSEE files a claim including in any way the assertion that any portion of CRF's or Cornell’s Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

7.2           Termination by LICENSEE.

(a)           LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) days’ written notice to Cornell. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)           Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to Cornell or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of Cornell or CRF arising under this Agreement prior to termination.

7.3           Survival on Termination.  The following Paragraphs and Articles shall survive the termination of this Agreement:

(a)           Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)           Paragraph 5.2 (Patent Infringement);

(c)           Paragraph 7.4 (Disposition of Licensed Products on Hand);

(d)           Article 8 (LIMITED WARRANTY, REPRESENTATIONS AND INDEMNITY);

(e)           Article 9 (USE OF NAMES AND TRADEMARKS);

(f)           Paragraph 10.2 hereof (Secrecy); and

(g)           Paragraph 10.5 (Failure to Perform).

7.4           Disposition of Licensed Products on Hand.  Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Products within a period of one hundred and twenty (120) days of the effective date of such termination, provided that the sale of such Licensed Products by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to, the rendering of reports and payment of royalties required under this Agreement.

7.5           Grant Back to Cornell.   If LICENSEE files any patent applications or has patents issued to it based on work made possible by the exercise of its rights under this Agreement (“Enabled Patent Rights”), upon termination of this Agreement by Cornell due to a breach of the Agreement by LICENSEE prior to the natural expiration of the Term, LICENSEE shall notify Cornell of the Enabled Patent Rights and shall further grant to Cornell a fully paid-up, irrevocable, non-exclusive license to the Enabled Patent Rights with the right to grant Sublicenses to third parties.

ARTICLE 8.

LIMITED WARRANTY, REPRESENTATIONS AND INDEMNIFICATION

8.1           Limited Warranty.

(a)           Cornell warrants that it has the lawful right to grant this license.

(b)           The license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or, except as provided in this Agreement, any other warranty, express or implied. Cornell makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights.

(c)           In no event shall Cornell or CRF be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Products or Licensed Methods.

(d)           Nothing in this Agreement shall be construed as:

(i)           a warranty or representation by Cornell or CRF as to the validity or scope of any Patent Rights;

(ii)           a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)           an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv)           conferring by implication, estoppel or otherwise any license or rights under any patents of CRF or Cornell other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v)           an obligation to furnish any know-how not provided in Patent Rights.

8.2           Representations.  Cornell represents and warrants to LICENSEE that:

(a)           Appendix A, attached hereto, contains a summary of all Patent Rights as of the Effective Date;

(b)           Cornell has not granted any option, license, right or interest in or to the Patent Rights in the Field, and that the execution and delivery of this Agreement and the performance of its obligations hereunder do not violate or breach any other agreement to which Cornell is bound;

(c)           To the best of Cornell's knowledge, with respect to the Patent Rights that exist as of the Effective Date, Cornell has not received any notice of a claim alleging that any of the Patent Rights infringes or otherwise violates any intellectual property or proprietary right of any third party;

(d)           As of the Effective Date, Cornell has not received any notice that any person or entity (excluding for this purpose LICENSEE) is infringing the Patent Rights;

(e)           The Inventors of the subject matter claimed are named in the patents and patent applications within the Patent Rights, and all such inventors have irrevocably assigned all their rights and interests therein to Cornell; and

(f)           As of the Effective Date, Cornell has not received any notice that a patent application within the Patent Rights is the subject of any pending interference, opposition, cancellation, protest or other challenge or adversarial proceeding.

8.3           Indemnification.

(a)           Cornell shall indemnify, hold harmless and defend, LICENSEE, its officers, directors, employees, agents, representatives, Affiliates and Sublicensees (collectively, “Licensee Indemnitees”) from and against any liabilities, claims, suits, losses, damages, costs, fees, and expenses (collectively, “Claims”) resulting from or arising out of the gross negligence or willful misconduct of Cornell or any of its respective officers, directors, employees agents or representatives.

(b)           LICENSEE shall indemnify, hold harmless and defend CRF, Cornell, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers (collectively, “Cornell Indemnitees”) against any and all Claims, resulting from or arising out of exercise of this license or any Sublicense. This indemnification shall include, but not be limited to, any product liability.

(c)           A Cornell Indemnitee shall promptly notify LICENSEE (the “Indemnitor”) of any Claim with respect to which such Cornell Indemnitee is seeking indemnification hereunder, and permit the Indemnitor, at Indemnitor’s cost, to defend against such Claim and shall reasonably cooperate in the defense thereof.  Neither the Indemnitor nor Cornell Indemnitee shall enter into, or permit, any settlement of any Claim without the express written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.  The Cornell Indemnitee may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of the Indemnitor and will reasonably cooperate with the Indemnitor or its insurer in the disposition of any such matter; provided, that if the Indemnitor shall not defend such Claim, the Cornell Indemnitee shall have the right to defend such Claim on its own behalf and recover from the Indemnitor all reasonable attorneys’ fees and expenses incurred by the Cornell Indemnitee during the course of such defense.

(d)            LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i)           comprehensive or commercial general liability insurance (contractual liability included) with limits of at least:  (A) each occurrence, ########*; (B) products/completed operations aggregate, ########*; (C) personal and advertising injury, ########*; and (D) general aggregate (commercial form only), ########*; and

_____________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

(ii)           the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(e)           LICENSEE shall, within ninety (90) days of the Effective Date, furnish Cornell with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to Cornell of any modification; (ii) indicate that Cornell has been endorsed as an additional insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and it shall not participate with nor shall it be excess over any valid and collectable insurance or program of self-insurance carried or maintained by Cornell.

(f)           Cornell shall notify LICENSEE in writing of any claim or suit brought against CRF or Cornell in respect of which Cornell intends to invoke the provisions of this Article. LICENSEE shall keep Cornell informed on a current basis of its defense of any claims under this Article.

ARTICLE 9.

USE OF NAMES AND TRADEMARKS

9.1           Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name “Cornell University” or “Cornell Research Foundation” is prohibited, without the express written consent of Cornell.

9.2           Cornell may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, Cornell shall request that the Inventors not disclose such terms and conditions to others.

9.3           Cornell may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but Cornell shall not disclose the financial terms of this Agreement to third parties, except where CRF or Cornell is required by law or the order of a court of competent jurisdiction to do so.

9.4           LICENSEE may acknowledge or make press releases regarding the existence of this Agreement and the extent of the grant in Article 2, but LICENSEE shall not disclose the financial terms of this Agreement except where LICENSEE is required by law or the order of a court of competent jurisdiction to do so. To the extent that LICENSEE refers to or describes Cornell in any press release, LICENSEE shall provide Cornell an opportunity to review such press release prior to dissemination or distribution.

ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1           Correspondence.  Any notice, invoice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a)           on the date of delivery if delivered in person or by courier;

(b)           on the date of successful transmission if sent by facsimile;

(c)           one (1) day after the successful transmission in pdf file format if sent by electronic mail using the Internet; or

(d)           five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

Neurologix, Inc.
Attention: Marc Panoff
One Bridge Plaza
Fort Lee, NJ 07024
TEL: 201-592-6451
FAX: 201-592-0366
EMAIL: marcpanoff@neurologix.net

with a copy of all correspondence except patent correspondence, payments and invoices (which shall not constitute notice) to:

Katten Muchin Rosenman, LLP
Attention:  Evan L. Greebel
575 Madison Avenue
New York, NY  10022-2585
Tel: (212) 940-8800
Fax:  (212) 940-8776
Email: evan.greebel@kattenlaw.com

 If sent to Cornell:

For all correspondence except payments -

Cornell Center for Technology Enterprise and Commercialization
Attention: Executive Director
395 Pine Tree Road, Suite 310
Ithaca, NY 14850
FAX: 607-254-5454
TEL: 607-254-5236
EMAIL: cctecconnect@cornell.edu

For all payments -

If sent by mail:
Cornell Center for Technology Enterprise and Commercialization
PO Box 6899
Ithaca, NY 14850-6899

If remitted by electronic payments via ACH or Fed Wire:

Receiving bank name:	Tompkins Trust Co.
Bank account no.:	########*
Bank routing (ABA) no.:	########*
Bank account name:	########*
Bank ACH format code:	Not required
Bank address:	P.O. 460, Ithaca, NY 14850
Additional information:	Reference ########* Agreement No.: ########* Department contact: Lewis Goodwin

A FAX copy of the transaction receipt should be sent to Associate Director for Finance and Operations at:  607-254-5454. LICENSEE is responsible for all bank charges of wire transfer of funds for payments. The bank charges should not be deducted from the total amount due to Cornell.

10.2           Secrecy.

(a)           “Confidential Information” shall mean information relating to the Invention and disclosed by Cornell to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by Cornell and sent to LICENSEE.

(b)           LICENSEE shall:

(i)           use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii)           safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature; and

_____________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

(iii)           not disclose Confidential Information to others (except to its employees, agents or consultants, Affiliates and Sublicensees who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of Cornell, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A)	LICENSEE can demonstrate by written records was previously known to it;

(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C)	is lawfully obtained by LICENSEE from sources independent of Cornell; or

(D)	is required to be disclosed by law or a court of competent jurisdiction.

(c)           The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3           Assignability.  This Agreement may not be assigned by Cornell or LICENSEE without the written consent of the other parties, except for an assignment or transfer to (i) an Affiliate or (ii) a purchaser or successor-in-interest in the event of a merger, consolidation, or sale of substantially all of LICENSEE’s stock or assets or business and/or pursuant to any reorganization qualifying under Section 368 of the Internal Revenue Code of 1986, as amended, provided that such successor-in-interest or purchaser agrees in writing to assume all of LICENSEE’s obligations under this Agreement.  Each party to this Agreement shall provide written notice to the other pursuant to Section 10.1 of this Agreement, at least fifteen (15) calendar days prior to any assignment of this Agreement.

10.4           No Waiver.  No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5           Failure to Perform.  In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6           Governing Laws.  THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7           Force Majeure.  A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters.  When such events have abated, the non-performing party's obligations herein shall resume.

10.8           Headings.  The headings of the several Paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9           Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10         Amendments.  No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11         Severability.  In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

10.12         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

10.13         Expenses.  Except as expressly set forth herein, all expenses incurred by the parties in connection with this Agreement shall be borne wholly by the party incurring such expense.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, both Cornell and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

NEUROLOGIX, INC.		CORNELL UNIVERSITY

By:	/s/ John E. Mordock	By:	/s/ Brian J. Kelly
	(Signature of an authorized officer)		(Signature of an authorized officer)
Name:	John E. Mordock	Brian J. Kelly, Ph.D.
Title:	President & Chief Executive Officer	Director, Technology Commercialization and Liaison

By:	/s/ Marc L. Panoff
(Signature of an authorized officer)
Name:	Marc L. Panoff
Title:	Chief Financial Officer

Date:	1/13/09	Date:	January 7, 2009

ATTEST:		ATTEST:

By:	/s/ Rita Raftery	By:	/s/ Carol J. Dempster
	(Signature of witness)		(Signature of witness)
Name:	Rita Raftery	Name:	Carol J. Dempster
Date:	1/13/09	Date:	Jan 7, 2009